SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SCPIE HOLDINGS INC.

(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS III, L.P.
STILWELL VALUE LLC
JOSEPH STILWELL
SPENCER SCHNEIDER
GREGORY NOONAN

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Stilwell Group
26 Broadway
23rd Floor
New York, NY 10004

May 12, 2006

Dear Fellow SKP Shareholder,

Dr. Karlan likes to use the word “impressive.” In his first letter he said SKP’s financial results were “impressive.” In his recent letter he said management’s new nominees were “impressive.” While I have no personal familiarity with the new nominees, I am familiar with the financial results of the Company that Dr. Karlan finds so impressive. Gaze at the chart above and see what has happened to SKP’s book value. Do you share our Chairman’s perception of the situation? Do you really want the same people, or their new nominees, to be solely responsible for our Company? It is my belief that the problem at SKP, illustrated by its deteriorating annual book value per share and Dr. Karlan’s characterization of the financial results as “impressive”, starts at the top – with the Board.

Fundamental to this problem is that our Company’s non-employee directors are, in my view, grossly overpaid. According to SKP’s proxy materials, each non-employee director receives in excess of $100,000 in cash, restricted stock and options annually. (And, Dr. Karlan receives an additional $100,000 in cash on top of that!) Do you think our directors deserve this much money for their stewardship, as evidenced by the results shown in the chart above? Or, do you think they just work exceptionally hard?

If my Group’s nominees are elected, we will work hard to cut this grotesque board compensation by more than half, and my nominees will never accept excessive compensation from Company coffers. After all, the outlandish compensation that the Board has granted themselves ultimately comes from us, the owners, and our customers, our loyal physicians. Fellow owners, I urge you to vote for accountability at our Company.

My investment partnerships have representatives on the boards of two of the other three publicly-held medical malpractice insurers in the US. Since they have been on the boards, these companies have had measurably better results than SKP. Perhaps Dr. Karlan and Mr. Zuk simply don’t like the idea of having experienced major shareholders sitting on the Board and holding them accountable for their performance.

If, however, you want them to be held accountable, please sign the enclosed GOLD proxy card and return it in the enclosed postage-paid return envelope. When you receive proxy cards from the Company, my advice is to throw them in the garbage. If you’ve already returned the Company’s card, you can still change your vote and vote for our slate by returning the GOLD card to us.

Please note that SKP’s annual meeting will be held on June 22, 2006, at 9:00 am, at the Company’s headquarters at 1888 Century Park East, Los Angeles, California 90067. Our proxy statement for the meeting was mailed to you on or about May 4, 2006.

Thank you for your time and support.

Sincerely,
/s/ Joseph Stilwell
Joseph Stilwell